UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  April 28, 2015

ENERGY TELECOM, INC.
(Exact name of registrant as specified in its charter)

Florida	333-167380	65-0434332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-B N. Ponce de Leon Blvd., #393, St. Augustine, Florida 32084
(Address of principal executive offices)

Registrant’s telephone number, including area code: (904) 819-8995

Copy of correspondence to:

James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Securities Purchase Agreement

On April 28, 2015 (the “Closing Date”), Energy Telecom, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Kahuku Ventures LLC (the “Investor”), pursuant to which, the Company sold a $30,000 principal amount convertible note (the “Note”) to the Investor for gross proceeds of $30,000 (the “Financing”).

The Note will mature on the one year anniversary of the Closing Date and will bear interest at the rate of 8% per annum, which will be payable on the maturity date or any redemption date and may be paid, in certain conditions, through the issuance of shares, at the discretion of the Company. Upon an event of default, interest will accrue at 22% per annum.

So long as the Company is not currently in default, the Company may prepay the Note in full by paying off all principal, interest and any other amounts owing multiplied by (i) 115% if prepaid during the period commencing on the Closing Date through 30 days thereafter, (ii) 120% if prepaid between 31 days and 60 days following the Closing Date, (iii) 125% if prepaid between 61 days and 90 days following the Closing Date, (iv) 130% if prepaid between 91 days and 120 days following the Closing Date, (v) 135% if prepaid between 121 days and 150 days following the Closing Date, and (vi) 140% if prepaid between 151 days and 180 days following the Closing Date. After the expiration of 180 days following the Closing Date, the Company has no right of prepayment.

The Note will be convertible, at the Investor’s option starting 180 days after the Closing Date, into shares of the Company’s class A common stock, par value $0.0001 per share (“Common Stock”), at a conversion price equal to 61% of the average of the three lowest closing bid prices of the Common Stock during the 10 trading days prior to the conversion date.

If an event of default under the Notes occurs, the Company will be required to redeem all or any portion of the Note (including all accrued and unpaid interest), in cash, at a price equal to the greater of (i) 150% of the amount owed under the Note, including outstanding principal and accrued interest and (ii) the product of (a) the number of shares of Common Stock issuable upon conversion of the Note, times (b) the highest closing sale price of the Common Stock during the period beginning on the date immediately preceding such event of default and ending on the trading day that the redemption price is paid by the Company.

The convertibility of the Note may be limited if, upon conversion or exercise (as the case may be), the holder thereof or any of its affiliates would beneficially own more than 4.99% of the Common Stock.

Pursuant to the Purchase Agreement, the Company granted the Investor the right (the “Board Right”) to appoint one member to the board of directors of the Company (the “Board”).  The Board Right exists so long as the Note is outstanding.  Pursuant to the Board Right, the Company appointed Mohit Bhansali (“Bhansali”) to the Board, effective April 28, 2015.

So long as the Note or the existing shares of Series A Convertible Preferred Stock previously issued by the Company (the “Preferred Shares”) are outstanding, the Company is prohibited from (i) increasing the size of the Board to more than two members, (ii) redeeming, repaying, retiring, canceling or amending the Preferred Stock, (iii) redeeming, repaying, retiring, canceling or amending the Common Stock or class B common stock, (iv) approving the assignment, transfer, conveyance or conversion of any shares of Common Stock or class B common stock owned by Thomas Rickards, the Company’s chief executive officer (“Rickards”), or (v) issuing any shares of capital stock or any securities convertible in shares of capital stock.

In addition, if the Company enters into a change of control transaction (as defined in the Purchase Agreement) within one year from the Closing Date, the Investor has the right, exercisable for 30 days after the completion of the change in control transaction, to acquire all of the patents and patent applications of the Company immediately prior to the change in control transaction for $25,000 and the granting of a 1% net proceeds interest to the Company from the acquired patents and patent applications.

The Note sold in the Financing was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2), Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investor represented that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D.  Sichenzia Ross Friedman Ference LLP represented the Company in connection with the Financing.

The foregoing descriptions of the Financing and the Financing documents are not complete and are subject to and qualified in their entirety by reference to the Financing documents, all of which are filed as exhibits hereto and are incorporated herein by reference. The Financing documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Appointment of Mohit Bhansali

On April 28, 2015, immediately upon closing of the Financing, the Company increased the size of the Board to two members and appointed Bhansali to the Board, fulfilling the Board Right granted to the Investor, as discussed above.  In addition, effective April 28, 2015, the Board appointed Bhansali as the Company’s president, on a part-time, consulting basis.

Since December 2014, Bhansali has served as a director and is chairman of the audit committee of Majesco Entertainment, a publicly-traded NASDAQ company.  In addition, Bhansali served until February 2015 as a director of Orbital Tracking Corp. between November 2013 and February 2015.  Bhansali worked as an equity trader with Tradescape and Etrade Securities from 1999 through 2002.  Bhansali’s qualifications to serve on the board include his entrepreneurial and public company experience and his knowledge of capital markets.

On April 28, 2015, the Company and Bhansali entered into a one year consulting agreement, pursuant to which Bhansali agreed to serve as the Company’s president for consulting fees of $5,000 per month.  The Company may terminate the consulting agreement upon 30 days prior written notice.  If the Company terminates the consulting agreement prior to the end of the consulting period, the Company will be required to pay Bhansali, on the termination date, the consulting fee that would have been owed him through the end of the consulting period.

There are no arrangements or understandings between Bhansali and any other person pursuant to which Bhansali was appointed as president of the Company except as noted above. Bhansali will not receive compensation in connection with his appointment to the Board.  There are no relationships between Bhansali and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Separation Agreement with Thomas Rickards

On April 28, 2015, the Company entered into a resignation, separation and release agreement (the “Separation Agreement”) with Rickards, the Company’s chief executive officer and director. Pursuant to the Separation Agreement, Rickards will resign, effective the later of (i) May 31, 2015 or (ii) two business days after the Company’s quarterly report on Form 10-Q, for the fiscal quarter ended March 31, 2015 has been filed with the Securities and Exchange Commission, or such other date mutually agreed upon between the Company and Rickards, as the Chief Executive Officer of the Company.

Pursuant to the Separation Agreement, the Company issued Rickards a promissory note (the “Rickards Note”) in the amount of $225,000, which is due and payable 45 days from issuance, subject to certain additional conditions as more fully set forth in the Separation Agreement.  On the date that the Rickards Note is repaid, Rickards will resign from the Board.

The foregoing information is a summary of the agreements described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached as exhibits to this Current Report on Form 8-K.  Readers should review such agreements for a complete understanding of the terms and conditions associated with Rickards’ resignation.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Form of Securities Purchase Agreement, dated April 28, 2015 between Energy Telecom, Inc. and Kahuku Ventures LLC

10.02	Form of Convertible Promissory Note, issued April 28, 2015 by Energy Telecom, Inc. to Kahuku Ventures LLC

10.03	Form of Consulting Agreement, dated April 28, 2015 between Energy Telecom, Inc. and Mohit Bhansali

10.04	Resignation, Separation and Release Agreement, dated April 28, 2015 between Energy Telecom, Inc. and Thomas Rickards

10.05	Form of Promissory Note, issued April 28, 2015 by Energy Telecom, Inc. to Thomas Rickards

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TELECOM, INC.

Dated: May 1, 2015	BY:	/s/ THOMAS RICKARDS
Thomas Rickards Chief Executive Officer